Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-51085 and 333-90824 of Arizona Public Service Company on Form S-3 and in Registration Statement 333-46161 of Arizona Public Service Company on Form S-8 of our report dated February 3, 2003 (March 14, 26 and 27, 2003 as to Note 20) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES) appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

March 27, 2003